Exhibit 5.1

January 8, 2013

Board of Directors

BBCN Bancorp, Inc.

Gentlemen:

The undersigned as Senior Vice President and Deputy General Counsel of BBCN Bancorp, Inc., a Delaware corporation (the “Company”), is furnishing this opinion letter in connection with the Company’s Registration Statement on Form S-4 (the “Registration Statement”) that was initially filed by the Company with the Securities and Exchange Commission on December 31, 2012. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 715,478 shares of common stock, par value $0.001 per share (the “Shares”) of the Company which may be issued to the shareholders of Pacific International Bancorp, Inc., a Washington corporation (“Pacific International”), in connection with the merger of Pacific International with and into the Company, as contemplated by the Agreement and Plan of Merger, dated as of October 22, 2012 (the “Merger Agreement”), by and between the Company and Pacific International.

For the purposes of giving this opinion, I have examined the Registration Statement, the Merger Agreement, the Certificate of Incorporation of the Company, as amended, the Amended and Restated Bylaws of the Company, specimen certificates representing the Shares and resolutions of the Board of Directors of the Company, dated October 19, 2012, approving the Merger Agreement and the other transactions contemplated thereby (including the issuance of the Shares). I have also examined such corporate records, agreements, documents and other instruments and have undertaken such other investigations as I have deemed relevant and necessary in connection with the opinions set forth below.

In making such examination and rendering the opinions set forth below, I have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to me and that copies of documents are true and correct and conform to the original documents. As to all parties other than the Company, I have assumed the due authorization, execution and delivery of all documents and the validity and enforceability thereof against all parties thereto in accordance with their respective terms. I have also assumed that prior to the issuance of any of the Shares, (i) the Registration Statement will have become, and remains, effective under the Securities Act, (ii) to the extent required under the laws of Washington, the shareholders of Pacific International will have approved the Merger Agreement, (iii) the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement and (d) the actions proposed to be taken by the Company in connection with the issuance and delivery of the Shares will be taken in a timely manner.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, I am of the opinion that the Shares, when issued and delivered by the Company in accordance with the terms and conditions set forth in the Merger Agreement will be validly issued, fully paid and non-assessable.

I am a member of the Bar of the State of California and express no opinion herein as to any law other than the federal laws of the United States and the General Corporation Law of the State of Delaware.

I hereby consent to be named in the Registration Statement and in the related joint proxy statement/prospectus contained therein as the attorney who passed upon the legality of the Shares and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

Name: Juliet Stone
Title: SVP, Deputy General Counsel